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Exhibit 99.1

EXECUTION COPY

TERMINATION AGREEMENT

        This TERMINATION AGREEMENT (this "Agreement") is made as of January 8, 2003, by and among Veeco Instruments Inc., a Delaware corporation ("Veeco"), Venice Acquisition Corp., a Delaware corporation ("Acquisition") and FEI Company, an Oregon corporation ("FEI").

RECITALS:

        WHEREAS, Veeco, Acquisition and FEI entered into an Agreement and Plan of Merger dated as of July 11, 2002 (the "Merger Agreement");

        WHEREAS, each of Veeco, Acquisition and FEI desire to terminate the Merger Agreement on the terms set forth herein;

        NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereto agree as follows:

        Section 1.    Termination.    Pursuant to Section 9.01(a) of the Merger Agreement, Veeco, Acquisition and FEI hereby agree to mutually terminate the Merger Agreement effective immediately.

        Section 2.    Survival of Certain Provisions.    Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall release any of Veeco, Acquisition or FEI from its obligations and liabilities under (i) Sections 9.02 or 9.03(a) of the Merger Agreement (for the avoidance of doubt, it is the intention of the parties that any obligations and liabilities of the parties under Section 9.03(b) of the Merger Agreement be terminated), (ii) this Agreement or (iii) the Mutual Confidentiality Agreement between Veeco and FEI dated February 28, 2002 (the "Confidentiality Agreement").

        Section 3.    Release.    Except as provided in Section 9.02(ii) of the Merger Agreement with respect to willful breaches of representations, warranties or covenants, each of Veeco and Acquisition, on the one hand, and FEI, on the other hand, on behalf of itself and its predecessors, successors, subsidiaries, insurers, administrators, assigns, employees, directors, officers, agents, representatives and attorneys does hereby conclusively, fully, finally, and forever compromise, settle, discharge, dismiss and release (i) the other and (ii) the other's directors, officers, employees, predecessors, successors, subsidiaries, insurers, administrators, agents, representatives, attorneys and assigns (collectively, the "Releasees") (in each case in this clause (ii), solely in their respective capacities relative and limited to their employment or retention by, or their insurance coverage of, Veeco or Acquisition, on the one hand, or FEI, on the other hand), from any and all claims or causes of action which it has, may have or could have had against the other and the other's Releasees for or on account of any acts, events or matters arising prior to the date of this Agreement, specifically relating to or principally arising out of the Merger Agreement and the transactions and agreements contemplated thereby, including, without limitation, any and all claims, actions, allegations, causes of action, demands, debts, costs, expenses, attorneys' fees, rights, indemnities or liabilities, known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or derivative or subrogated, arising out of a third-party claim or otherwise, accrued or unaccrued, of any nature whatsoever, that now exist or existed at any time in the past, specifically relating to or principally arising out of the Merger Agreement and the transactions and agreements contemplated thereby, occurring from the beginning of time to the date of this Agreement. Each of Veeco and Acquisition, on the one hand, and FEI, on the other hand, shall refrain from asserting any matter released or purported to be released hereby against the other and the other's Releasees in any manner, including, but not limited to, by way of counterclaim, offset or defense.

        Section 4.    Fees and Expenses.    Of the total fees and expenses payable to Charles River Associates Incorporated ("Charles River") in connection with the provision by Charles River of economist services relating to the parties' responses to the requests from the Department of Justice for additional information regarding the merger contemplated by the Merger Agreement, Veeco shall be liable for seventy percent (70%) of such fees and expenses and FEI shall be liable for thirty percent (30%) of such fees and expenses. In addition, Veeco will as appropriate either credit or refund $29,394 to FEI, representing fifty percent (50%) of the filing fee paid to the Securities and Exchange Commission in connection with filing the registration statement on Form S-4 contemplated by the Merger Agreement.

        Section 5.    Press Release.    Each of Veeco and FEI hereby agree to jointly issue the press release attached as Exhibit A hereto as soon as practicable following the execution of this Agreement by both parties.

        Section 6.    Notice.    The parties hereto hereby agree that any and all notices required in connection with the termination of the Merger Agreement are hereby waived.

        Section 7.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 8.    Authority.    Each of the undersigned hereby represents that he is duly authorized to sign this Agreement on behalf of the entity or person on whose behalf he is signing.

        Section 9.    Severability.    If any one or more of the provisions contained in this Agreement shall be held to be illegal, invalid, unenforceable or void in any respect by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby. The validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        Section 10.    Governing Law.    This Agreement shall be deemed to have been made in, and shall be construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VEECO INSTRUMENTS INC.
By:	/s/ JOHN F. REIN, JR. John F. Rein, Jr. Executive Vice President, Chief Financial Officer, Treasurer and Secretary
FEI COMPANY
By:	/s/ VAHÉ A. SARKISSIAN Vahé A. Sarkissian Chief Executive Officer and President
VENICE ACQUISITION CORP.
By:	/s/ JOHN F. REIN, JR. John F. Rein, Jr. Vice President

EXHIBIT A
PRESS RELEASE

[Attached as Exhibit 99.2 to this Form 8-K]

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  Exhibit 99.1
  EXECUTION COPY
TERMINATION AGREEMENT
EXHIBIT A PRESS RELEASE